Exhibit 99.1

NEWS RELEASE

Contacts:
Investor: Patrick Fossenier	734-757-1557
News Media: Gary Frantz	734-757-1558
CON-WAY INC. REPORTS 2015 SECOND-QUARTER RESULTS
ANN ARBOR, Mich. - July 29, 2015 - Con-way Inc. (NYSE:CNW) today announced second-quarter 2015 net income of $44.0 million, or 76 cents per diluted share. In the second quarter of 2014, Con-way reported net income of $53.7 million, or 93 cents per diluted share.
On a non-GAAP basis, earnings per diluted share were 76 cents in the second quarter of 2015, compared to 91 cents in the same period of the prior year. Non-GAAP items, consisting of pension income/expense and tax-related adjustments in both years and a gain from the sale of property in the prior year, are detailed in the attached reconciliation.
Operating income for the second quarter of 2015 was $84.0 million, an 18.2 percent decrease from the $102.7 million earned in the same period a year ago. Second-quarter 2015 operating income included $8.3 million of higher vehicular claims expense (9 cents per diluted share), reflecting an uncommon spike in accident severity at Con-way Freight.
Revenue of $1.43 billion for the 2015 second quarter decreased 4.4 percent from last year’s second-quarter revenue of $1.49 billion.
Con-way's effective tax rate for the 2015 second quarter was 38.4 percent, compared to 40.9 percent in the same period of the prior year. Both GAAP tax rates include the effect of discrete and other tax adjustments (presented in the attached reconciliation).
During the quarter, Con-way repurchased 460,000 shares of common stock under the company’s $150 million stock repurchase program, bringing the year-to-date 2015 total of shares repurchased to 830,000. As of June 30, approximately $98 million in available share repurchase authority remains under this program.
Segment results for Con-way's principal operations were as follows:

FREIGHT
For the second quarter of 2015, Con-way Freight reported:

•
Revenue of $916.9 million, a 2.5 percent decrease from $940.5 million in the second quarter of the prior year. The revenue decline was primarily attributable to lower fuel surcharges and lower tonnage, partially offset by improved pricing.

•	Revenue per hundredweight, or yield, increased 0.4 percent compared to the second quarter of the prior year. Excluding the fuel surcharge, yield rose 5.5 percent.

•	Tonnage per day decreased 3.0 percent compared to last year’s second quarter, reflecting softer demand as well as the effects of earlier lane-based pricing and network optimization activities.

•
Operating income of $69.5 million, a 16.3 percent decrease from $83.0 million in the second quarter of the prior year. Operating income results included the effects of higher driver wages and benefits from earlier announced driver pay increases, as well as the previously mentioned $8.3 million increase in vehicular claims expense, primarily related to accident severity. The prior year second quarter included a $3.4 million gain from the sale of property.

•	Operating ratio of 92.4 compared to 91.2 in the second quarter of the prior year.

“Yield management and operating efficiencies mitigated much of the impact of increased driver wages in the quarter,” said Douglas W. Stotlar, Con-way president and CEO. “Daily tonnage was lower due to softer demand from industrial shippers and the impact of earlier efforts to improve pricing and increase density in the network. Our focus going forward is on continuing to drive benefit from revenue management activities and executing on initiatives for long-term profitable growth.”
LOGISTICS
For the second quarter of 2015, Menlo Logistics reported:

•
Revenue of $405.9 million, a 6.4 percent decrease from $433.7 million in the second quarter of the prior year. The revenue decline was primarily the result of customer-directed changes in operations, as well as decreases in fuel surcharge revenue.

•
Net revenue of $187.2 million, a slight increase over $186.7 million in the second quarter of the prior year. The mix between transportation management and warehouse management revenues remained relatively consistent in the quarter.

•	Operating income of $8.0 million, a 24.7 percent increase from $6.4 million in the second quarter of the prior year. The increase was primarily attributable to better pricing and strong cost controls.

“Menlo’s focus on margin improvement delivered a solid quarter,” said Stotlar. “Our logistics company’s lean expertise and continuous improvement processes are a clear competitive advantage. Menlo has secured several wins this year and has a strong prospect pipeline. New projects now moving through start-up are expected to begin revenue and profit contribution early next year.”
TRUCKLOAD
For the second quarter of 2015, Con-way Truckload reported:

•
Revenue of $142.7 million, a 13.0 percent decrease from $164.1 million in last year’s second quarter. Results were impacted primarily by lower fuel surcharge revenues and lower total loaded miles, somewhat offset by increased base rates.

•
Operating income of $9.3 million, a 31.0 percent decrease from $13.5 million in the second quarter of the prior year. Increased driver pay-per-mile coupled with lower asset utilization was largely responsible for the decline in operating income.

•	Operating ratio, exclusive of fuel surcharges, of 92.4 compared to 89.4 in the second quarter of the prior year.

“We made consistent progress during the quarter increasing the number of seated tractors in the fleet, however, the market for new drivers remains challenging,” said Stotlar. “As we continue to improve asset utilization and complete annual rate negotiations with customers, we expect Con-way Truckload’s performance to improve.”
CORPORATE AND ELIMINATIONS
Corporate and Eliminations primarily consists of certain corporate activities for which related income or expense was not allocated to the reporting segments. These include the company’s defined benefit pension plans, reinsurance operations, corporate properties and results from Con-way’s trailer manufacturing unit. These activities produced an operating loss of $2.8 million in the 2015 second quarter, compared to an operating loss of $0.2 million in the second quarter of the prior year, primarily due to higher pension expense.
INVESTOR CONFERENCE CALL
Con-way will host a conference call for the investment community tomorrow, Thursday July 30, beginning at 8:30 a.m. Eastern Time. The call can be accessed by dialing (877) 874-4749 or (706) 643-3632 (for international callers). Please reference access code 78322087. The call is expected to last approximately one hour, and will also be available through a live Internet webcast at www.con-way.com, in the Investors section.
An Internet replay and podcast of the presentation will also be available at the Con-way web site.
About Con-way Inc. -- Con-way Inc. (NYSE:CNW) is a $5.8 billion freight transportation and logistics services company headquartered in Ann Arbor, Mich. Con-way delivers industry-leading services through its primary operating companies of Con-way Freight, Con-way Truckload and Menlo Logistics. These operating units provide high-performance, day-definite less-than-truckload (LTL), full truckload and multimodal freight transportation, as well as logistics, warehousing and supply chain management services. Con-way also operates a trailer refurbishing and manufacturing company which supplies trailing equipment to the company’s trucking fleets. Con-way Inc. and its subsidiaries operate from more than 500 locations across North America and in 20 countries. For more information about Con-way, visit www.con-way.com.
FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including: any projections of earnings, revenue, capital and software expenditures, weight, yield, volumes, income or other financial or operating items, any statements of the plans, strategies, expectations or objectives of Con-way’s management for future operations or other future items, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements regarding the payment of future dividends, any statements as to the adequacy of reserves, any statements regarding the outcome of any legal, administrative and other claims and proceedings that may be brought by or against Con-way, any statements regarding future economic conditions or performance, any statements regarding strategic acquisitions, any statements of estimates or belief, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, increasing competition and pricing pressure, enforcement of and changes in governmental regulations or taxes that could impact the company, environmental, tax and other matters, disruptions or volatility in capital markets, including the effect on Con-way’s ability to refinance indebtedness as and when it becomes due, changes in fuel prices or fuel surcharges, increasing competition for qualified drivers or increases in driver compensation and benefits, cyber attacks, data losses and security breaches or business interruption due to a catastrophic event, labor matters, the possibility that Con-way may, from time to time, be required to record impairment charges for goodwill and other long-lived assets, matters relating to Con-way's defined benefit pension plans, including the effect on the plans of changes in discount rates and in the value of plan assets, changes in liability for Con-way’s self-retained insurance claims, a significant loss of business from one of Menlo’s major customers, the creditworthiness of Con-way's customers and their ability to pay for services rendered, and the possibility of defaults under Con-way's revolving credit agreement and other debt instruments. The factors included herein and in Item 1A of Con-way's 2014 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows or results of operations. Any forward-looking statements speak as of July 29, 2015, and are subject to change. Con-way does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Con-way Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2015	2014	2015	2014
Revenue
Freight	$916,906	$940,503	$1,772,518	$1,788,530
Logistics	405,936	433,650	823,006	840,015
Truckload	142,748	164,064	281,473	320,074
Corporate and Eliminations	(38,276)	(45,868)	(77,252)	(87,427)
	$1,427,314	$1,492,349	$2,799,745	$2,861,192
Operating Income (Loss)
Freight [a]	$69,516	$83,021	$106,892	$101,586
Logistics	8,004	6,418	16,620	12,592
Truckload	9,313	13,499	16,874	19,879
Corporate and Eliminations	(2,827)	(238)	(4,453)	1,705
	84,006	102,700	135,933	135,762
Other Income (Expense)	(12,553)	(11,932)	(28,085)	(25,772)
Income before Income Tax Provision	71,453	90,768	107,848	109,990
Income Tax Provision	27,418	37,101	42,021	43,430
Net Income	$44,035	$53,667	$65,827	$66,560

Weighted-Average Common Shares Outstanding
Basic	57,419,971	57,128,379	57,526,585	57,043,378
Diluted	57,805,354	57,694,691	58,013,169	57,577,373
Earnings per Common Share
Basic	$0.77	$0.94	$1.14	$1.17
Diluted	$0.76	$0.93	$1.13	$1.16
[a] Includes a $3.4 million prior-year second-quarter gain from the sale of property.

Con-way Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2015	2014	2015	2014
Net Income and Earnings per Common Share:
Net Income (GAAP)	$44,035	$53,667	$65,827	$66,560
Before-Tax Reconciling Items
Gain on sale of property	—	3,397	—	3,397
Defined benefit pension income (expense) [b]	(1,211)	679	(2,333)	1,174
	(1,211)	4,076	(2,333)	4,571
Tax-Related Reconciling Items
Tax effect of items above	464	(1,626)	894	(1,819)
Discrete and other tax adjustments [c]	1,092	(1,066)	865	294
	1,556	(2,692)	1,759	(1,525)
Net Income (Adjusted Non-GAAP)	$43,690	$52,283	$66,401	$63,514

Diluted Shares Outstanding	57,805,354	57,694,691	58,013,169	57,577,373
Earnings per Diluted Common Share (Adjusted Non-GAAP)	$0.76	$0.91	$1.14	$1.10

Logistics' Net Revenue:
Revenue (GAAP)	$405,936	$433,650	$823,006	$840,015
Purchased transportation expense	(218,715)	(246,963)	(445,630)	(470,838)
Net revenue (Adjusted Non-GAAP)	$187,221	$186,687	$377,376	$369,177
[b] Pension income (expense) is excluded from net income to determine non-GAAP results as the defined benefit pension plans are frozen and pension income (expense) is predominately driven by long-term discount rates and, to a lesser degree, corporate decisions regarding future funding and asset allocation. The related results are not relevant to the ongoing operations of Con-way's businesses.
[c] The "Discrete and other tax adjustments" line quantifies the variance in the income tax provision or benefit resulting from differences in the actual effective tax rate for the period from the effective tax rate forecasted at the beginning of the period.

Information About Non-GAAP Financial Measures:
Con-way provides financial measures such as adjusted net income, adjusted earnings per share and net revenue as additional information to investors. These measures are not in accordance with generally accepted accounting principles in the United States ("GAAP"). Con-way's non-GAAP financial measures are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Con-way believes that the non-GAAP financial measures provide meaningful information to assist management, investors and analysts in understanding Con-way's financial results because they exclude items that may not be indicative or are unrelated to Con-way's core operating results. However, because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures across companies. Investors are strongly encouraged to review Con-way's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Con-way Inc.
Consolidated Condensed Balance Sheets

	June 30,	December 31,
	2015	2014
(Dollars in thousands)	(Unaudited)
Assets
Current assets	$1,282,553	$1,261,400
Property, plant and equipment, net	1,647,568	1,654,211
Other assets	421,600	420,007
Total Assets	$3,351,721	$3,335,618

Liabilities and Shareholders' Equity
Current liabilities	$778,058	$742,120
Long-term debt and capital leases	728,192	729,890
Other long-term liabilities and deferred credits	642,577	667,770
Shareholders' equity	1,202,894	1,195,838
Total Liabilities and Shareholders' Equity	$3,351,721	$3,335,618